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                                                                    EXHIBIT 23.8



                 Consent of McDonald & Company Securities, Inc.

     We consent to the inclusion in the First Midwest Bancorp, Inc./Heritage Financial Services, Inc. Joint Proxy Statement/Prospectus of our opinion dated as of January 14, 1998, and to the summarization of our opinion in the Joint Proxy Statement/Prospectus under the caption "Opinion of Heritage Financial Advisor". Further, we consent to all references to our firm in such Joint Proxy Statement/Prospectus.



                                    /s/ McDonald & Company Securities, Inc.
                                    McDonald & Company Securities, Inc.



Chicago, Illinois
February 27, 1998